Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Anthem, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Anthem, Inc. and Cigna Corporation, which is part of the Registration Statement, of our opinion dated July 23, 2015, appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary— Opinion of Cigna’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Cigna’s Reasons for the Merger; Recommendation of the Cigna Board of Directors” and “The Merger—Opinion of Cigna’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any pan of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Alex Hill
Name: Alex Hill
Title: Vice President

New York, New York

September 30, 2015